Exhibit 10.22

MANAGEMENT SERVICES AGREEMENT

                THIS MANAGEMENT SERVICES AGREEMENT is made as of the 18 day of December, 2002 by and between OMP, INC., a Delaware corporation (the “Company”) and STONINGTON PARTNERS, Inc., a Delaware Corporation limited partnership (“Stonington”).

RECITALS

                The Company desires to obtain the benefits of the knowledge, experience and expertise of Stonington’s executive and managerial personnel by retaining Stonington to provide management consulting and business advisory services from time to time with respect to the conduct of the Company’s business and affairs.

                Stonington desires to provide such services to the Company which its affiliate, Stonington Capital Appreciation 1994 fund, L.P. (the “1994 Fund”) has made and investment in, on the terms and conditions set forth herein.

                The parties believe it is in their best interest to make provision for certain aspects of their relationship during and after the period in which Stonington offers services to the Company.

                NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

                1.  Definitions.  The following terms used in this Agreement shall have the following meanings:

                (a)  “Affiliate” means, in reference to the Company, a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

                (b)  “Board of Directors” means the Board of Directors of the Company.

                (c)  “Change of Control” means (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted to cash, securities, or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company.

                (d)  “Confidential Information” means all information disclosed by the Company to Stonington in connection with or for the provision of management consulting or business advisory services by Stonington. In particular, Confidential Information shall be deemed to include any trade secret or other confidential information, know-how or data of any nature concerning the development, use, formulation or manufacture of the Company’s products or prospective products, and any process, technique, formula, recipe, chemical composition, algorithm, computer program (source and object codes), design, drawing or test data therefor. Confidential Information shall further include any information relating to any marketing, servicing, financing or personnel matter relating to the Company or any third party, or their respective present or future products, sales, suppliers, clients, employees, investors, or businesses, whether in oral, written, graphic or electronic form. Confidential Information shall not be deemed to include information which Stonington can demonstrate by competent proof is: (i) now, or hereafter becomes, through no act or failure to act on the part of Stonington, publicly known or available; (ii) known by Stonington at the time of receiving such information as evidenced by it written records; (iii) hereafter furnished to Stonington by a third party, as a matter of right and without restriction on disclosure; (iv) the subject of a written permission to disclose provided by the Company; or (v) required to be disclosed by law, provided that the Company is given prior written notice of any such proposed disclosure.

                (e)  “Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, unincorporated organization or association, trust or other entity.

                2.  Consulting and Advisory Services.  Stonington shall furnish management consultant, financial and business advisory services concerning such matters related to the business of the Company as may from time-to-time be requested by the Company, which may include, without limitation:

                (a)  advise and consult with the Board of Directors, the Company’s officers and other executive personnel regarding business developments, expansion and growth potentials, industry trends, marketing strategy and opportunities for the Company generally;

                (b)  review offers to acquire the Company or substantially all of its assets and consult with the Board of Directors regarding such potential acquisitions;

                (c)  advise and consult with the Company’s officers and other executive personnel regarding the Company’s entry into other lines of business and the marketing of the Company’s products in other geographic regions;

                (d)  make recommendations to the Company’s officers and other executive personnel regarding product development and research strategies;

                (e)  advise and consult with the Board of Directors regarding the Company’s working capital needs and maintenance of reserves;

                (f)  advise and consult with the Board of Directors regarding the borrowing of funds by the Company and available equity and debt financing structures;

                (g)  make recommendations to the Company’s officers and other executive personnel with respect to the Company’s engagement of consultants and other professionals and review proposals related to such engagements;

                (h)  advise and consult with the Company’s officers and other executive personnel with respect to the Company’s dealings with suppliers, distributors and vendors; and

                (i)  review overall Company operations and make recommendations to the Company’s officers and other executive personnel on reducing operating expenses, improving efficiency and increasing Company profitability.

                3.  Commitment of Time and Personnel.  Stonington shall devote such time and personnel, on a non-exclusive basis, to the affairs of the Company as is reasonably necessary for Stonington to perform its services hereunder. Stonington may represent, perform services for, and be retained by such additional Persons as Stonington, in it sole discretion, deems advisable and the Company specifically acknowledges that Stonington provides similar services to other portfolio companies of Stonington Partners, Ltd.

                4.  Fees and Payments.  As compensation in full for all services rendered by Stonington during the term of this Agreement, the Company shall pay Stonington an annual management consultant and business advisory fee equal to 1.5% of invested capital, as contributed into OMP by the 1994 Fund and its affiliates, which shall be paid upon mutually agreeable terms. Payments shall be made within 10 business days following the end of each calendar quarter. If this Agreement is terminated pursuant to Section 5 hereof prior to the end of a calendar year, the Company shall be obligated to pay only for the days that have elapsed during such calendar year through and including the date of termination at the daily pro rated amount. As additional consideration for Stonington’s willingness to enter into this Agreement and as compensation in full for such services rendered during calendar year 2002, the Company shall pay Stonington one full year’s fee, payable within 30 days of execution of this Agreement.

                5.  Term.  The initial term of this Agreement shall commence on January 1, 2003 and end on December 31, 2003, and shall automatically renew on an annual basis, unless sooner terminated by either party at any time upon thirty (30) days written notice; provided, however, that the Company shall not terminate this Agreement prior to June 30, 2003 (or provide written notice of such termination prior to May 31, 2003). Notwithstanding the foregoing, his Agreement shall automatically terminate upon completion of the first underwritten public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, or upon a Change of Control. Termination of this Agreement shall not relieve Stonington of the obligations imposed by Section 8 of this Agreement with respect to Confidential Information disclosed prior to the effective date of such termination and the provisions of Section 8 shall survive termination of this Agreement without time limitation.

                6.  Expenses.  Stonington shall pay all personnel and operating expenses required to perform the management consulting and business advisory services it has agreed to provide the Company under this Agreement. The Company agrees to reimburse Stonington from time to time, upon written request, for all reasonable and properly documented expenses incurred by Stonington in connection with the performance of its services hereunder (i.e., airfare, reasonable accommodations, document procurement and delivery expenses, and other general or administrative expenses reasonably utilized to perform services under this Agreement and related matters, including reasonable fees and expenses of attorneys engaged by Stonington in the conduct of a legal review of finance transactions and contract for the Company). Such expenses are to be paid on a current basis within thirty (30) days of receipt of a statement therefore. The Company shall be obligated to pay any and all expenses related to the operation of its business, including, but not limited to, legal, accounting and other professional fees.

                7.  Independent Contractor Status.

                (a)  Each party shall retain full control, authority and discretion at all times, with regard to the hiring, firing and working conditions of the parties’ respective employees or other personnel, subject only to the provisions of this Agreement.

                (b)  Each party shall remain solely responsible and liable for compliance with all local, state and federal laws and regulations, and any contractual obligations related to the employment of such parties’ respective employees or other personnel.

                (c)  Each party shall remain solely responsible and liable for the payment of all wages, fringe benefits, payroll related taxes and premiums, and expense reimbursement related to the employment of such parties, respective employees or other personnel.

                (d)  The parties hereto acknowledge that their relationship shall be that of an independent contractor rather than that of employee, agent, partnership, or a joint venture. As an independent contractor, Stonington shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, except as specifically authorized from time to time in writing by an authorized representative of the Company, which authorization may be general or specific.

                8.  Confidential Information. Stonington agrees that:

                (a)  all Confidential Information shall remain the property of the Company and shall be returned to the Company promptly upon its request together with all copies thereof;

                (b)  Stonington shall protect the Confidential Information received with at least the same degree of care used to protect its own proprietary information from unauthorized use or disclosure and shall not use it for any purpose other than as specified above;

                (c)  Stonington shall not disclose the Confidential Information to any third party without the express written consent of the Company;

                (d)  Confidential Information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement;

                (e)  Stonington shall advise its employees or agents who might have access to such Confidential Information of the confidential nature thereof and shall obtain from each of such employees and agents an agreement to abide by the terms of this Agreement;

                (f)  nothing contained herein shall constitute any form of warranty with regard to the Confidential Information, nor be construed as granting to either party any license or right under any patent, copyright, trade secret, or any other rights in the Confidential Information; and

                (g)  nothing contained herein shall be construed as committing either party to enter into any further agreements with the other party.

                9.  Limited Liability.  With regard to the management consulting and business advisory services to be performed by Stonington pursuant to this Agreement, Stonington shall not be liable to the Company, or to anyone who may claim any right due to its relationship with the Company, for any acts or omissions in the performance of services on the part of Stonington or on the part of the officers, employees or agents of Stonington, unless the acts or omissions of Stonington or its officers, employees or agents have been determined to have been due to their willful misconduct or gross negligence, The Company shall defend, indemnify and hold Stonington, its officers, employees and agents free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, attachments and all other liabilities whatsoever arising from, growing out of or incurred in connection with the services rendered to the Company pursuant to the terms of this Agreement, unless the same shall have been determined to have arisen due to the willful misconduct or gross negligence of Stonington or its officers, employees or agents.

                10.  Remedies.  If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

                11.  Notices.  Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 11):

(a)	If to the Company:

OMP, Inc.
310 Golden Shore
Long Beach, California 90802
Attn:Curtis A. Cluff

(b)	If to Stonington:

Stonington Partners, Inc.
767 5th Avenue, 48th Floor
New York, NY 10153
Attn: Frank Bartoletti

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

                12.  Governing Law.  This Agreement shall be construed under and in accordance with the laws of the State of Delaware.

                13.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by Stonington without the prior written consent of the Company.

                14.  Severability; Legal Construction.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained herein. This Agreement shall be construed without regard to the party or parties deemed responsible for the drafting hereof.

                15.  Entire Agreement.  This Agreement contains the entire understanding and the full and complete agreement of the parties and replaces any prior understandings and agreements among the parties, with respect to the subject matter hereof.

                16.  Amendment.  This Agreement may be altered, amended or modified only in a writing signed by both of the parties hereto.

                17.  Counterparts.  This Agreement may be executed in one or more counterparts and each so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties may not be signatories to the same counterpart, provided that each party is a signatory to at least one counterpart.

                18.  Facsimile Signature.  Any signature page to this Agreement transmitted by facsimile machine shall be treated in all manner and respects as an original agreement and the signature of any party to this Agreement transmitted by facsimile machine shall for all purposes be considered an original signature.

[signatures on next page]

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

OMP, INC.		STONINGTON PARTNERS, INC.

By:	/s/ Curtis A. Cluff	By:	/s/ Robert F. End
Name:	Curtis A. Cluff	Name:	Robert F. End
Title:	CFO	Title:	Partner